POWER OF ATTORNEY


Know all by these presents, that the undersigned hereby constitutes and appoints each of Victor A. Allums, Connie C. Breeser and
Peter Limeri, or either of them signing individually, and with full power of substitution, the undersigned's true and lawful attorneys-in-fact to: (i) prepare, execute in the undersigned's name and on the undersigned's behalf, and submit to the U.S. Securities and Exchange Commission (the "SEC") a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC; and (ii) to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with SEC as a result of the undersigned's ownership of or transactions in securities of PRG-Schultz
International, Inc.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of PRG-Schultz International, Inc., unless earlier revoked in writing. The undersigned acknowledges that the attorneys-in-fact are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated January 16, 2007                     /s/ P. David Schroeder
                                           ------------------------------------
                                               P. David Schroeder